U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

    Fernandez                        Waldemar
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   (Last)                           (First)             (Middle)

     6268 Jerico Turnpike
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                                    (Street)

    Commack                            NY                  11725
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Interland, Inc. (ILND)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     --
________________________________________________________________________________
4.   Statement for Month/Year

     August 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                          08/17/00       P               10,000      A      $7.81    1,993,123      D <F1>
                                                                                                 6,826,000      I <F2>
                                                                                                    83,999      I        By family
                                                                                                                         trust
                                                                                                                            <F3>
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====================================================================================================================================

<F1>   These securities are owned solely by Waldemar Fernandez,  who is a member of a "group" with The Fernandez Family Holding Company, L.P. for purposes of Section 13(d) of the Exchange Act.

<F2>   These  securities  are owned  directly by the  Fernandez  Family  Holding
       Company, L.P., a family limited partnership of which Mr. Fernandez serves as general partner. The limited partnership is a member of a "group" with Mr. Fernandez for purposes of Section 13(d) of the Exchange Act and is designated as a joint reporting person for purposes of this statement. Mr. Fernandex is also deemed to be the indirect beneficial owner of these securities.

<F3>   These securities are held by a trust for the benefit of Mr. Fernandez and certain members of his family.




*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

(Form 4-07/99)

Page 1 of 3 pages

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Explanation of Responses:





   /s/ Waldemar Fernandez                                     9/11/00
---------------------------------------------            -----------------------
          Waldemar Fernandez


      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Page 2 of 3 pages

Joint Filer Information

Name:
The Fernandez Family Holding Company, L.P.

Address:
6268 Jerico Turnpike
Commack, NY  11725

Designated Filer:  Waldemar Fernandez

Issuer and Ticker Symbol:  Interland, Inc. (INLD)
Date of Event Requireing Statement:  7/24/00



Signature:  /s/ Waldemar Fernandez
            The Fernandez Family Holding Company, L.P.
            By:  Waldemar Fernandez, General Partner

Page 3 of 3 pages